UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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HomeStreet, Inc.

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HomeStreet Sends Letter to Shareholders

All Three Proxy Advisory Firms Recommend Shareholders Re-Elect Chairman and CEO Mark Mason, Lead Independent Director Donald Voss and Independent Director Sandra Cavanaugh to the Board

HomeStreet’s Nominees are Essential Members of the Board who Have Made Major Contributions to Company’s Shareholder Engagement Program and Corporate Governance Enhancements

Vote on the WHITE Proxy Card Today to Protect Your Investment

SEATTLE – (June 13, 2019) – The Board of Directors (the “Board”) of HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today sent a letter to shareholders in connection with the Company’s upcoming 2019 Annual Meeting of Shareholders scheduled for June 20, 2019 (the “2019 Annual Meeting”).

For additional information and shareholder materials please visit www.VoteHMST.com.

The full text of the letter follows:

VOTE FOR THE COMPANY'S NOMINEES ON THE **WHITE** PROXY CARD TODAY TO PROTECT YOUR INVESTMENT IN HOMESTREET

HomeStreet

June 13, 2019

Dear Fellow Shareholders,

HomeStreet's 2019 Annual Meeting is quickly approaching, and we are writing today to make sure you have cast your votes and participated in this important election. As you make your final decision, we ask that you consider the following points:

- ✔ **All three proxy advisory firms have recommended that shareholders vote FOR all three of HomeStreet's Board nominees** and have clearly rejected the nominees put forth by Roaring Blue Lion Capital Management, L.P. ("Roaring Blue Lion"), the activist hedge fund that is waging its second proxy contest against the Company.

- ✔ The three HomeStreet directors up for election at the Annual Meeting – Sandra A. Cavanaugh, Chairman and CEO Mark K. Mason and Lead Independent Director Donald R. Voss – are **vital members of the Board and their removal would be highly disruptive to the Company's continued success.**

- ✔ **It is time to put this proxy contest behind us and get on with running the business.** The fact that our stock price has appreciated 45%[1] since the start of 2019 indicates that we are on the right strategic trajectory and we must focus on continuing to execute.

[1] Year-to-date return as of June 11, 2019. Sources: Bloomberg Finance LP and S&P Global.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

LEADING PROXY ADVISORY FIRMS SUPPORT ELECTION OF HOMESTREET'S NOMINEES

Institutional Shareholder Services Inc. ("ISS"), Glass, Lewis & Co ("Glass Lewis") and Egan-Jones Proxy Services ("Egan Jones") have recommended that shareholders vote FOR each of HomeStreet's highly-qualified director nominees. Each of the firms also explicitly rebuffed Roaring Blue Lion's nominees and its attempt to make a case for change.

These recommendations underscore that HomeStreet has a well-functioning Board that is focused on acting on shareholder feedback and is thoughtful about driving long-term value creation.

In its report, Glass Lewis stated:[2]

- "Overall, we believe HomeStreet has demonstrated that it has a strong board that has presided over long-term shareholder value creation and is responsive to changing industry conditions and shareholder concerns."
- "[W]e find that the Dissident has not made a compelling case for change at the Company and that support for the incumbent board and the Management Nominees is warranted. In arriving at this determination, we found that the Company has generated total shareholder returns that are acceptable relative to industry peers, that the Company appears to be taking reasonable actions to adjust strategic direction in response to market conditions and that the board appears responsive to shareholders and has taken a number of recent steps to improve corporate governance."

In its report, ISS stated:

- "On balance, particularly in light of the changes that have been implemented since the last meeting, the dissident has not demonstrated that additional board change is necessary at this time."
- "As such, votes FOR the management nominees on the WHITE card are warranted."

In its report, Egan Jones stated:

- "We commend the Company's initiatives to improve its corporate governance structure by declassification of the Board, increasing share ownership requirement and removal of supermajority voting requirements, to name a few. We believe that these steps demonstrate the Company's willingness and commitment to improve shareholder accountability and oversight."
- "Finally, we are not compelled with the arguments raised by the dissident shareholders, rather, in our view, the proxy contest would disrupt HomeStreet's realization of its strategy that will benefit the shareholders in the long-run."

[2] Permission to quote Glass Lewis, ISS and Egan Jones was neither sought nor obtained. Emphasis added.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

As you make your voting decisions, we also urge you to vote in accordance with the Company's recommendations on two important proposals:

- **Vote FOR the Proposal to make Washington State the Exclusive Forum for Actions against the Company** *(Proposal #4)*
  - HomeStreet is incorporated under Washington law, and Washington State is where we are headquartered and the majority of our operations are located, as well as our regulators.
  - Therefore, we do not think it would make sense if any court other than a Washington court would attempt to interpret Washington law.
  - Further, this provision will help our bottom-line by allowing us to better manage litigation expenses and reduce litigation uncertainty in the future because it will prevent multi-forum litigation.
  - We do not believe that there is compelling support for the idea that our shareholders would be disadvantaged by bringing claims in courts located in Washington State.

- **Vote AGAINST Roaring Blue Lion's proposal to split the Chairman and CEO roles** *(Proposal #8)*
  - One of the Chairman's main roles is to lead the strategic direction of the Company. The Board felt that it was important to have such strategic leadership involved in the day-to-day functions at the Company at this point in time, which is one of the reasons we asked Mark Mason to be Chairman.
  - Independent oversight is paramount, which is why we have a strong Lead Independent Director position. In fact, we updated our bylaws in July 2018 to clearly define the role and responsibilities of our Lead Independent Director.
  - In our view, it is important that Mark Mason remain as Chairman and CEO as we continue executing on an important transformation that is already creating value for shareholders – especially given Mr. Mason's initiation and leadership of HomeStreet's strategic shift to exit the large-scale home loan center-based mortgage banking business.

THE THREE COMPANY DIRECTORS UP FOR ELECTION ARE INDISPENSABLE MEMBERS OF THE BOARD

Sandra A. Cavanaugh – Independent Director: *Proven track record of developing, launching and turning around large, complex businesses and product portfolios to produce long-term, sustainable profitability*

- ✔ Appointed to the Board in May 2018. Currently the Chair of the Enterprise Risk Management Committee and serves on the Human Resources and Corporate Governance Committee (the "HRCG Committee")
- ✔ 30+ years serving as a senior level executive in the financial services, banking, and mutual fund industries. Previous positions include:
  - Chief Executive Officer and President of U.S. Private Client Services at Russell Investments overseeing its $45 billion mutual fund business in U.S.
  - Executive Vice President at SunTrust Bank in 2009
  - Senior Executive at Washington Mutual / JP Morgan Chase from 2007 to 2009
  - President of WM Funds Distributor and Shareholder Services from 1997 to 2007
  - Various senior positions with AIM Mutual Funds, First Interstate Bank, and American Savings Bank

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

Mark K. Mason – Chairman, CEO & President: *Successful track record creating shareholder value at HomeStreet, including executing growth and diversification strategies, raising capital, addressing portfolio and operational challenges and effectively working with shareholders*

- ✔ Since being appointed Chief Executive Officer and Director in January 2010 and Chairman in March 2015, Mr. Mason has led HomeStreet through its significant evolution
- ✔ Accomplishments as HomeStreet's CEO include:
  - Led the turnaround of HomeStreet following the 2008-2009 recession, recapitalizing the bank through an initial public offering and returning it to profitability
  - Successfully created and executed a growth and diversification strategy away from single-family mortgage banking while converting the institution from a thrift to a full-service commercial bank
  - Established or substantially grew lines of business, including: commercial lending and cash management, small balance commercial real estate lending, residential construction lending and consumer product

Donald R. Voss – Lead Independent Director: *Provides independent leadership to HomeStreet's directors and oversight of management with the goal of maximizing shareholder value*

- ✔ Appointed Lead Independent Director in July 2018, independent director since March 2015 and serves on the Audit, Executive and the Enterprise Risk Management Committees
- ✔ Extensive independent boardroom experience serving on public company boards as well as city governance boards, including:
  - Elected to the board of Simplicity Bancorp in December 2001; elected Independent Chairman in October 2013; served on the audit committee from 2011 to March 2015 and oversaw the sale of Simplicity Bancorp to HomeStreet in March 2015
  - Current member of the board of trustees and the executive board and serves as chair of the Planning Committee of Descanso Gardens Guild, Inc.
  - Elected council member of the City of La Cañada Flintridge from 2006 to 2015, and served as its mayor from 2010 to 2011
- ✔ Over 25+ years of experience as a commercial banking and financial expert

IT IS TIME TO MOVE FORWARD AND CONTINUE EXECUTING ON HOMESTREET'S STRATEGIC PLAN

Important work lies ahead as we continue to execute on our strategic plan that has produced positive results. Progress is already underway as we successfully transform HomeStreet into a leading West Coast regional commercial bank.

Earlier this year, we announced our decision to sell a significant portion of our mortgage origination and servicing operations. On April 4, 2019, HomeStreet entered an agreement to sell assets related to its home loan center-based single-family mortgage origination business to HomeBridge Financial Services, Inc., as well as the sale of a majority of its mortgage servicing rights portfolio. Then, on June 6th, we announced the initial closing of the sale of assets and transfer of offices and personnel to Homebridge Financial Services, Inc.

Following the discontinuation of our Mortgage Banking Segment, we are now focused on corporate-wide efficiency improvements to build on our success with the Commercial & Consumer Bank.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

Now, with the 2019 Annual Meeting quickly approaching, we ask for your support to continue to move forward to pursue the many opportunities available to HomeStreet. As our stock price indicates, this strategic plan is already bearing positive fruit.

Total Shareholder Returns – 2019 Year-to-Date

HomeStreet
KBW Regional Banking Index
SNL U.S. Bank and Thrift Index
50%
40%
30%
20%
10%
0%
45%
13%
11%
Dec 2018
Jan 2019
Feb 2019
Mar 2019
Apr 2019
May 2019

Sources: Bloomberg Finance LP and S&P Global. Total return includes stock price appreciation and dividends. Year-to-date return as of June 11, 2019. KBW Regional Bank Index is comprised of 50 publicly traded, regionally diversified midcap banking institutions, and is calculated using equal float-adjusted market-capitalization weighted methodology. SNL U.S. Bank and Thrift includes all major exchange-listed (NYSE, NYSE MKT and NASDAQ) banks and thrifts in SNL Financial's coverage universe.

As this proxy contest comes to a close, we ask you, our shareholders, to make the right decision to position our Company for lasting success. Donald R. Voss, as Lead Independent Director, and Mark K. Mason, as Chairman and CEO, are essential members of the Board and play major roles when it comes to strategy, execution and shareholder engagement. Roaring Blue Lion's remaining nominee, Mr. Ronald Tanemura, would not bring any experience or expertise that would be additive to the optimal mix of banking industry, investing, risk management and leadership experience that the Board currently possesses. Furthermore, Mr. Tanemura sits on a public company board which is classified and whose CEO and Chairman are the same individual, while at the same time Roaring Blue Lion is criticizing HomeStreet for these same items.

Vote for the Company's nominees on the **WHITE** proxy card today.

Sincerely,

The Board of Directors of HomeStreet, Inc.

VOTE THE **WHITE** CARD TODAY

HomeStreet

If you have any questions, or need assitance voting
your **WHITE** proxy card, please contact:

OKAPI PARTNERS
1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720
Shareholders may call toll-free (from the U.S. and Canada): 877-566-1922
Email: info@okapipartners.com

###

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq: HMST) (the "Company") is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company's primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and accompanying **WHITE** proxy card with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and accompanying **WHITE** proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC's website at www.sec.gov or the Company's website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

VOTE THE **WHITE** CARD TODAY

HomeStreet

Forward-Looking Statements

This letter, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this letter and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC's website www.sec.gov), as well as other factors described from time to time in the Company's filings with the SEC. Any forward-looking statement made by the Company in this letter speaks only as of the date on which it is made.

Contacts:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Or

Okapi Partners LLC
Bruce H. Goldfarb/Pat McHugh, (877)566-1922
info@okapipartners.com

Media Relations:
Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / Jgermani@sloanepr.com

VOTE THE **WHITE** CARD TODAY